Exhibit 99.2
Limelight Networks Chief Financial Officer To Leave Company
Tempe, AZ – 09 July 2008 – Limelight Networks, Inc (Nasdaq: LLNW) today announced that Matthew Hale, Chief Financial Officer, will leave the company effective December 31, 2008. The Company has engaged an executive search firm to assist with finding a successor for Mr. Hale.
“On behalf of the board and our employees, I would like to thank Matt for his efforts at Limelight Networks. We look forward to Matt’s continued contributions as we search for a new chief financial officer,” said Jeff Lunsford, chairman and chief executive officer, Limelight Networks, Inc.
Mr. Hale joined Limelight Networks in December 2006.
Safe-Harbor Statement
This press release contains forward-looking statements concerning the company’s operations and use of intellectual property. Forward-looking statements are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including, the inherent risks associated with litigation, particularly intellectual property-based litigation. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.
About Limelight Networks, Inc.
Limelight Networks, Inc. (Nasdaq: LLNW) is a content delivery partner enabling the next wave of Internet business and entertainment. More than 1500 Internet, entertainment, software, and technology brands trust our robust, scalable platform to monetize their digital assets by delivering a brilliant online experience to their global audience. Our architecture bypasses the busy public Internet using a dedicated optical network that interconnects thousands of servers and delivers massive files at the speed of light – directly to the access networks that consumers use every day. Our proven network and passion for service provides our customers confidence that every object in their library will be delivered to every user, every time. Read our blog at http://blog.llnw.com or visit http://www.limelightnetworks.com for more information.
# # #
Copyright (C) 2008 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners
Media Contact:
Paul Alfieri of Limelight Networks, Inc.
+1-917-297-4241
palfieri@llnw.com